BINDING TERM SHEET

Proprietary and Confidential

This binding term sheet (the “Term Sheet”) outlines the terms and conditions under which DraftDay Fantasy Sports, Inc., (“DraftDay”) directly or indirectly, proposes to acquire the assets of Rant, Inc. (the “Proposed Transaction”).

Information provided herein is considered “Confidential Information”. By receiving this Term Sheet and any other information related to the Proposed Transaction, you agree to keep this information confidential and you shall not disclose the information to any third party, other than your representatives, shareholders or lenders that will help you evaluate the Proposed Transaction, without the written consent of DraftDay and you agree that you will safeguard the information with the same degree of care that you safeguard your own confidential information, but in any event with no less than reasonable care. You will not use the information in any manner (other than for purposes of evaluating whether to enter into the Proposed Transaction) without the prior written consent of DraftDay.

The Proposed Transaction is to be concluded pursuant to definitive agreements to be entered into between the relevant parties to reflect our mutual agreements and understandings with respect to this matter, but no such definitive document shall be binding unless approved and executed by each party in accordance with the terms of this Binding Term Sheet, each such party using its good faith with respect thereto. Except as set forth in the prior sentence and in the sections entitled “Due Diligence”, “Break-Up Fee”, “Confidentiality”, “Exclusivity”, “No Public Disclosure”, “Costs and Expenses”, “Termination”, “Governing Law”, “No Binding Agreement” and “Prior Agreements” hereto (which sections the parties hereto hereby agree to be bound by), this Term Sheet is not intended to be, and shall not be, binding.

Purchaser:	DraftDay or a wholly owned subsidiary of DraftDay (collectively, the “Purchaser”).

Seller:	Rant, Inc. (the “Seller”)

Proposed Transaction:
Acquisition of all of the assets of the Seller (the “Business”), including without limitation, the Seller’s websites and other related intellectual property, customer lists and related data, patents, trademarks, domain names, and goodwill and all other assets related to the Business as set out in the Seller’s most recent balance sheet (the “Purchased Assets”).

Pursuant to the Proposed Transaction, the Purchaser shall purchase the Purchased Assets free and clear of any liens, charges and/or other encumbrances and the Purchaser shall not assume any liabilities of the Seller, except for liabilities related to the Business which arise after the Closing (other than for employee severance for employees terminated at or prior to closing). Such liabilities (collectively, the “Assumed Liabilities”) will be specifically enumerated in the Purchase Agreement (as defined below).

Execution of the Purchase Agreement and the Closing of the Transaction shall occur simultaneously, with all Conditions Precedent to be completed at or prior thereto.

Consideration:
As consideration for the Purchased Assets, the Purchaser shall:

(a)    assume the Assumed Liabilities on the Closing Date;

(b)    pay Five Million Dollars ($5,000,000) in cash (the “Cash Consideration”) to Seller, subject to the obligations set forth under “Cash Consideration” described below;

(c)    upon receipt of consent from the Purchaser’s stockholders at a stockholders’ meeting to be held in accordance with NASDAQ regulations (the Purchaser’s majority stockholder has indicated it will vote in favor of such transaction, if needed), issue or cause to be issued to the Seller, on the Closing Date, shares of the common stock of DraftDay, which shall represent no less than 20% and no more than 24% of DraftDay’s outstanding equity, warrants, and stock options on a fully-diluted basis immediately after the Closing (the “Stock Consideration”). The exact number of consideration shares referred to in the foregoing shall be mutually agreed upon by the parties and shall be issued by DraftDay at Closing to be held in escrow to be delivered as a post-Closing item upon obtaining requisite stockholder approval, as required by NASDAQ, provided that the manner of issuance of the shares and the structure shall be reasonably agreed upon in the definitive agreements and shall include a “NASDAQ blocker”.

Part of the Consideration will be held back in escrow after the Closing (TBD) for a period of up to 12 months to satisfy indemnification obligations of the Seller.

Cash Consideration:
The Seller shall issue a promissory note (the “Note”) in the amount of the total Cash Consideration, which will bear interest at a rate of 9%. The Seller shall execute a security agreement in favor of DraftDay which shall grant a security interest in all of the Seller’s assets. The Note shall be due and payable forty-five (45) days after the Closing; provided however, that upon delivery of the required financial statements as set forth in the “Financial Statements” section below, within the timeframes set forth therein, the Note (including all interest and expenses) shall be deemed satisfied in full. Notwithstanding anything herein to the contrary, the Note principal amount shall be reduced (including all interest and expenses thereon) by the amount of the Working Capital Purchased Asset.

Representations and Warranties:
The Seller shall provide customary representations and warranties as to the Purchased Assets and the Business, but any indemnification from a shareholder of the Seller shall be capped at the portion of Consideration received by such shareholder and expires 18 months following the Closing Date, except that the indemnity with respect to failure to deliver the financial statements shall not be limited but shall be satisfied only through adjustment of the principal amount of the Note, as described under “Cash Consideration” with respect to the cost to completion of an audit for the contemplated Offering if not completed by Seller. The Purchaser shall provide customary representations and warranties which shall be restricted to the public disclosures of DraftDay.

Structure:	The parties shall consider such structure or alternative methods for the Proposed Transaction to effect an optimal tax position to all parties.

Conditions Precedent:
The following conditions precedent must be satisfied prior to the Closing Date, unless waived by the Purchaser:

(a)    the completion by the Purchaser of satisfactory business, financial, technical and legal due diligence with respect to the Seller and the Business;
(b)    the execution and delivery of a definitive agreement of purchase and sale consistent with the provisions of this Term Sheet and containing customary representations, warranties, covenants, conditions of closing and indemnities for transactions of this nature (the “Purchase Agreement”) and providing (i) the parties shall agree on the number of shares to be used as consideration and (ii) Seller will have a minimum of $2,000,000.00 in cash at Closing (the “Working Capital Asset”), which shall be acquired by Buyer as part of the Purchased Assets and may be funded from the Cash Consideration. Seller shall prepare the first draft of the Purchase Agreement;

(c)    the execution and delivery of employment agreement(s) in a form to be agreed to by Purchaser and Seller with “Key Employees” of the Seller. The identity of the Key Employees shall be determined by the Purchaser during the due diligence period, and the Purchaser shall prepare the employment agreements. The employment agreements shall contain non-competition, non-disclosure, and non-solicitation provisions as described below;

(d)    continued operation of the Business in the ordinary course after execution of this Term Sheet and prior to the Closing Date;

(e)    approval of the Proposed Transaction by the board of directors and shareholders, as applicable, of the Purchaser, including the approval of shareholders to the extent required by any governmental or other regulatory agency (including but not limited to NASDAQ) under its rules and regulations;

Conditions Precedent:

(f)    the receipt of all requisite governmental and regulatory approvals of, exemptions from, and consents to the Proposed Transaction, and the expiration of all waiting periods prescribed by law in respect of the Proposed Transaction;

(g)    the execution and delivery of the non-competition, non-disclosure and non-solicitation agreement described above;

(h)    the receipt by the Seller of all consents and approvals to the transfer of any contracts, licenses and other instruments being transferred, which the Purchaser, acting reasonably, considers material to the Business;

(i)    the discharge of all encumbrances on the Purchased Assets of the Seller except those, if any, to which the Purchaser specifically agrees;

(j)    the execution of a license agreement between the parties providing for continued use of the patents and technology used by the Business; and

(k)    such additional conditions of closing as may be customary and appropriate to a transaction of this nature.

In addition, the following conditions precedent must be satisfied prior to the Closing Date, unless waived by the Seller

(l) the completion by the Seller of satisfactory business, financial, technical and legal due diligence with respect to the Purchaser;

(m) the execution and delivery of a definitive Purchase Agreement;

(n) approval of the Proposed Transaction by the board of directors and shareholders, as applicable, of the Seller;

(o) the receipt of all requisite governmental and regulatory approvals of, exemptions from, and consents to the Proposed Transaction, and the expiration of all waiting periods prescribed by law in respect of the Proposed Transaction;

(p) execution and delivery of a voting agreement under which a majority of the outstanding shares of common stock shall be bound to vote in favor of the Proposed Transaction and the Stock Consideration; and

(q) such additional conditions of closing as may be appropriate to a transaction of this nature.

Financial Statements:
Audited financial statements of Seller (satisfactory to Purchaser) for the prior two (2) calendar years and interim financial statements through the end of the quarter immediately preceding the execution of the Purchase Agreement shall be delivered not later than forty-five (45) after the Closing. To the extent that additional financial statements are required in connection with the Offering and/or Purchaser’s public filings, Seller shall supply them within forty-five (45) days of Purchaser’s request therefor. All financial statements shall be prepared by a PCAOB-certified accounting firm, and shall comply with the requirements of the United States Securities and Exchange Commission. Upon the delivery of the required financial statements within the timeframes set forth herein, the Note (including any interest and expenses) shall be deemed satisfied and paid in full.

Offering:
As expeditiously as possible, but in no event later than 45 days after the later of (i) the Closing and (ii) Seller has delivered its requisite financial statements, Purchaser shall submit to the Securities and Exchange Commission (the “SEC”) a Form S-1 (the “S-1”). The S-1 shall be used by Purchaser in connection with the offering of additional common shares and/or warrants (the “Offering”), as determined by investment bankers selected by Purchaser in connection with the Offering. All costs associated with the S-1, including filing fees, legal, accounting, auditor review and consent fees, shall be at the sole cost and expense of DraftDay.

Seller shall cooperate with Purchaser, Purchaser’s auditors and other advisors and shall consent to the filing of the S-1 and the offering to be made in accordance with the terms thereof.

Non-Competition, Non-Disclosure and Non-Solicitation Agreement:
The Purchase Agreement and the employment agreements of the Key Employees will provide that the Seller and the Key Employees will each enter into a non-competition, non-disclosure and non-solicitation agreement under which they will each agree with the Purchaser to not:

(a)    for a period of three years from the date that the applicable individuals are no longer board members or employees, disclose or use any Confidential Information (except for standard carveouts); provided, however, that obligations with respect to Confidential Information that constitutes trade secrets shall survive indefinitely and

(b)    for a period of two years after the Closing Date, in any capacity or manner, whether directly or indirectly:

(i)    be engaged or interested in, or carry on, any business or undertaking that competes with the Business or DraftDay’s business;

(ii)    hire or attempt to hire or otherwise solicit any employees of the Purchaser for employment in or services to any undertaking with which it is associated; or

(iii) solicit any customers or clients of the Purchaser or DraftDay for business that would be competitive with the Purchaser or DraftDay with respect to the business that they conduct.

Due Diligence:
Until the earlier of the Closing Date and the date that this Term Sheet is terminated in accordance with the terms hereof, each of the Seller and the Purchaser (in each case, the “Reviewee”) shall:

(a) in good faith, give to the other party (the “Reviewer”) and the consultants, representatives and advisors (the “Representatives”) of the Reviewer access to, and shall make available to them for inspection and review during normal business hours, all books of account, audit work papers, business and financial records, leases, agreements and other documents of or relating to the Reviewee which the Reviewer or its Representatives consider to be necessary or advisable; and

(c)    make the Reviewee’s personnel, auditor, legal counsel and other employees, agents, advisors, auditors and consultants available to the Reviewer at reasonable intervals during normal business hours for consultation and verification of any information so obtained.

Break-Up Fee:
If, following the execution of this Term Sheet, if (a) Seller is not in breach of its material obligations under this Term Sheet, (b) Seller’s 2015 Revenues, Cost of Goods Sold (exclusive of non-cash items), and traffic statistics are materially as previously represented to Buyer, and (c) Purchaser does not proceed to execution of definitive documents within forty-five (45) days after receipt by DraftDay of the Audited Financial Statements, then the Purchaser shall pay to the Seller an amount equal to $1,000,000 as a break-up fee.

Confidentiality:	The confidentiality provisions set forth in the Confidentiality Agreement between the parties hereto, dated as of April 26, 2016 shall continue to apply with full force and effect.

Exclusivity:
In order to induce Purchaser to commit the resources and incur the legal, accounting and incidental expenses necessary to properly evaluate the Proposed Transaction, Seller agrees that until the earlier of (a) the end of the sixty (60) day period beginning on the date of its execution of a counterpart of this Term Sheet; or (b) such time as Purchaser and Seller mutually agree to discontinue discussions of the Proposed Transaction (the “Exclusivity Period”), Seller will not, and will not permit any of its directors, shareholders, affiliates, employees or other advisors or agents to (i) solicit, initiate or encourage (including by way of furnishing confidential information concerning the Purchased Assets to any party) the submission of inquiries, proposals or offers from any person, corporation or other entity other than Purchaser and its affiliates relating to any acquisition or purchase of all or a significant portion of the Purchased Assets or any entities operating the Purchased Assets, or any merger, business combination or joint venture including the Purchased Assets or any entity operating the Purchased Assets, or its subsidiaries (each, a “Competing Transaction”); (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with a possible Competing Transaction; and (iii) enter into (or commit to enter into) any agreement with respect to, or consummate, a Competing Transaction. Seller agrees that it shall immediately cease any existing discussions or negotiations with any party other than Purchaser or its affiliates that relate to, or may reasonably be expected to lead to, any Competing Transaction. Seller hereby agrees to inform Purchaser in the event it receives any inquiries or offers for a Competing Transaction during the Exclusivity Period immediately upon receipt of such an inquiry or offer and provide the details of the inquiry or offer; provided, however, that in no event shall Seller be required to provide the identity of the party involved.

No Public Disclosure:
None of the parties or their advisors shall disclose the terms and conditions of this Term Sheet without the consent of each party, provided however that either party shall be entitled to disclose the terms if required pursuant to law or to comply with regulatory requirements deemed reasonably necessary by the party. Each party agrees that the timing and content of any other public disclosure related to the Proposed Transaction shall be agreed upon by each party.

Costs and Expenses:
The Seller and the Purchaser will pay their respective fees and expenses (including the fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) incurred in connection with the Proposed Transaction.

Termination:
This Term Sheet shall terminate on the earlier of: (a) the date the Purchase Agreement is signed by the parties; (b) on the Closing Date, if the Proposed Transaction has not been completed on or prior to such date; or (c) after the 60-day anniversary of both parties executing this term sheet, the date that either the Purchaser or the Seller provide notice to the other that they are terminating negotiations with respect to the Proposed Transaction.

On the date of such termination, this Term Sheet shall be of no further force and effect, except for the provisions relating to Due Diligence, Break-Up Fee, Confidentiality, Exclusivity, No Public Disclosure, Costs and Expenses, Termination, Governing Law, No Binding Agreement, and Prior Agreements and the parties shall have no further obligations.

Governing Law
This Term Sheet shall be governed by and construed in accordance with internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Currency:	Except as otherwise specifically noted herein, all sums of money referenced herein shall be in U.S. currency.

No Binding Agreement
This Term Sheet reflects the intention of the parties, but for the avoidance of doubt neither this Term Sheet nor its acceptance shall give rise to any legally binding or enforceable obligation on any party, other than (a) to use good faith in connection with the execution of the definitive documents and (b) with regard to the sections entitled “Due Diligence”, “Break-Up Fee”, “Confidentiality”, “Exclusivity”, “No Public Disclosure”, “Costs and Expenses”, “Termination”, “Governing Law”, “No Binding Agreement”, and “Prior Agreements” of this Term Sheet, which are binding agreements of the parties.

Prior Agreements:
The provisions of this Term Sheet shall supersede the provisions of any prior agreement between the Purchaser and the Seller (and/or any subsidiary or affiliate of either) relating to the Proposed Transaction or any similar transaction.

Accepted and agreed to this ___ day of April, 2016

Purchaser:
DRAFTDAY FANTASY SPORTS, INC.

By:
Name:
Title:

Seller:
RANT, INC.

By:
Name:
Title: